Exhibit 99.2

INTER-OFFICE MEMO

To:	All Team Members

From:	Howard Levine

Date:	November 19, 2014

Re:	Update on Dollar Tree Merger

In keeping with our commitment to provide meaningful updates related to the pending merger with Dollar Tree, I want to provide you with the latest information regarding the transaction.

As we’ve said previously, one of the conditions to closing the transaction is that Family Dollar needs the approval of its shareholders. Today we announced that Family Dollar has rescheduled the Special Meeting at which our shareholders will vote on the merger to December 23, 2014.

Family Dollar and Dollar Tree have been working closely with the Federal Trade Commission (FTC) to demonstrate the benefits of our combination and obtain the required antitrust approval. As previously disclosed, Dollar Tree is in discussions with the FTC concerning the extent of divestitures that the FTC is seeking in connection with the Dollar Tree-Family Dollar merger. Dollar Tree and Family Dollar expect to provide an update regarding the status of the FTC review by the end of the first week of December and may provide additional information as the Special Meeting approaches. Accordingly, the Special Meeting has been rescheduled to provide Family Dollar shareholders with sufficient time to review the additional disclosure in advance of the meeting.

In addition, I also wanted to share some information with you regarding the voting process for the proposed merger.

We recently filed with the U.S. Securities and Exchange Commission and mailed to all Family Dollar shareholders of record as of the close of business on October 30, 2014, including Team Members, a definitive proxy statement/prospectus and related materials for the Special Meeting of Family Dollar shareholders, which was originally scheduled for December 11th, to vote on and approve the Dollar Tree-Family Dollar merger. If you are a shareholder and you have not received your proxy materials, please contact Kiley Rawlins, VP – Investor Relations and Communications, at (704) 708-2858 or krawlins@familydollar.com.

For those of you unfamiliar with this process, a proxy statement/prospectus is required when a company is soliciting votes from its shareholders, which is exactly what we will be doing until the Special Meeting. All Family Dollar shareholders are encouraged to read the proxy materials, as they contain important information regarding the transaction with Dollar Tree and important information on how shareholders can vote their shares. Family Dollar’s Board of Directors recommends that all Family Dollar shareholders vote “FOR” the proposed transaction with Dollar Tree on the WHITE proxy card that is included with the proxy statement/prospectus.

Our support for the Dollar Tree-Family Dollar merger remains unchanged. Family Dollar’s Board continues to believe strongly in the compelling strategic rationale behind the combination with Dollar Tree. We remain confident that a combination with Dollar Tree will deliver significant benefits and substantial value to all Family Dollar stakeholders – including you, our valued Team Members. Accordingly, Family Dollar’s Board unanimously recommends that all Family Dollar shareholders, especially all of you who are also shareholders, vote “FOR” the transaction with Dollar Tree by signing, dating and returning the WHITE proxy card. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc. toll-free 800-322-2885 or 212-929-5500 (call collect).

As you are also aware, Dollar General remains interested in pursuing an acquisition of Family Dollar and ending our proposed combination with Dollar Tree. As part of its effort, Dollar General has extended its unsolicited conditional tender offer to acquire all of the outstanding common stock of Family Dollar, and also indicated that it intends to solicit votes from Family Dollar shareholders to vote against the Dollar Tree-Family Dollar merger. We anticipate that Dollar General will issue additional press releases and mail letters to Family Dollar shareholders as it continues in its effort to solicit votes.

I encourage all of you to please disregard any communications from Dollar General and discard any GOLD proxy card that Dollar General may send to Family Dollar shareholders. Our Board has reviewed all aspects of Dollar General’s tender offer and unanimously rejected it based on antitrust regulatory considerations. As we have previously noted, there is a very real and material risk that the transaction proposed by Dollar General would fail to close.

I am proud of the continued hard work and outstanding efforts by our team as we continue to provide our customers with convenience and value. As all of you have been doing over the past months, I urge you, once again, to remain focused on your day-to-day responsibilities and continue to serve the valued customers of Family Dollar with the same passion and commitment that they have come to expect from us.

On behalf of Family Dollar’s Board and management team, I thank you for your ongoing commitment to Family Dollar and for all that you do to make our company successful.

Additional Information About the Dollar General Tender Offer

Family Dollar has filed a solicitation/recommendation statement with respect to the tender offer with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE TENDER OFFER AND OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. You may obtain free copies of the solicitation/recommendation statement with respect to the tender offer and other documents filed with the SEC by Family Dollar through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Family Dollar are available free of charge on Family Dollar’s internet website at www.FamilyDollar.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by contacting Family Dollar’s Investor Relations Department at 704-708-2858.

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed merger between Dollar Tree and Family Dollar, on October 28, 2014, the Securities and Exchange Commission (SEC) declared effective Dollar Tree’s registration statement on Form S-4 that included a definitive proxy statement of Family Dollar that also constitutes a prospectus of Dollar Tree. On October 28, 2014, Family Dollar commenced mailing the definitive proxy statement/prospectus to stockholders of Family Dollar. INVESTORS AND SECURITY HOLDERS OF FAMILY DOLLAR ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT ARE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders are able to obtain free copies of the registration statement and the definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Dollar Tree and Family Dollar through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Dollar Tree are available free of charge on Dollar Tree’s internet website at www.DollarTree.com under the heading “Investor Relations” and then under the heading “Download Library” or by contacting Dollar Tree’s Investor Relations Department at 757-321-5284. Copies of the documents filed with the SEC by Family Dollar are available free of charge on Family Dollar’s internet website at www.FamilyDollar.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by contacting Family Dollar’s Investor Relations Department at 704-708-2858.

Participants in the Solicitation For the Proposed Dollar Tree/Family Dollar Merger

Dollar Tree, Family Dollar, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Family Dollar common stock in respect of the proposed merger between Dollar Tree and Family Dollar. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed merger are set forth in the proxy statement/prospectus filed with the SEC. You can also find information about Dollar Tree’s and Family Dollar’s directors and executive officers in Dollar Tree’s definitive proxy statement filed with the SEC on May 12, 2014 and in Family Dollar’s Annual Report on Form 10-K for the fiscal year ended August 30, 2014, respectively. You can obtain free copies of these documents from Dollar Tree or Family Dollar using the contact information above.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and information about our current and future prospects and our operations and financial results are based on currently available information. Various risks, uncertainties and other factors could cause actual future results and financial performance to vary significantly from those anticipated in such statements. The forward looking statements contained herein include assumptions about our operations, such as cost controls and market conditions, and certain plans, activities or events which we expect will or may occur in the future and relate to, among other things, the business combination transaction involving Dollar Tree and Family Dollar, the unsolicited tender offer and proposals from Dollar General and any other alternative business combination transactions, the financing of the proposed transactions, the benefits, results, effects, timing and certainty of the proposed transactions, future financial and operating results, expectations concerning the antitrust review process for the proposed transactions and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions.

Risks and uncertainties related to the proposed mergers include, among others: the risk that Family Dollar’s stockholders do not approve either merger; the risk that the merger agreement is terminated as a result of a competing proposal; the risk that regulatory approvals required for either merger are not obtained on the proposed terms and schedule or are obtained subject to conditions that are not anticipated; the risk that the other conditions to the closing of either merger are not satisfied; the risk that the financing required to fund either transaction is not obtained; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of either merger; uncertainties as to the timing of either merger; competitive responses to either proposed merger; response by activist stockholders to either merger; costs and difficulties related to the integration of Family Dollar’s business and operations with Dollar Tree’s or other potential business combination transaction counterparties’ business and operations; the inability to obtain, or delays in obtaining, the cost savings and synergies contemplated by either merger; uncertainty of the expected financial performance of the combined company following completion of either proposed transaction; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with either proposed transaction and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; unexpected costs, charges or expenses resulting from either merger; litigation relating to either merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. Consequently, all of the forward-looking statements made by Family Dollar, in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in Family Dollar’s Annual Report on Form 10-K for the fiscal year ended August 30, 2014 and other reports filed by Family Dollar with the SEC, which are available at the SEC’s website http://www.sec.gov.

Please read our “Risk Factors” and other cautionary statements contained in these filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Family Dollar undertakes no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and our financial condition and results of operations could be materially adversely affected.